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The following is an edited transcript of an investor call held by TheStreet, Inc. (“TheStreet”) at 9:00 a.m. EST on December 6, 2018, at which management discussed, among other things, the proposed sale of TheStreet’s institutional businesses, including The Deal and BoardEx (the “B2B Business”), to Euromoney Institutional Investor PLC. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. TheStreet believes that none of these inaccuracies is material.

DECEMBER 06, 2018 / 2:00PM GMT, TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

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FINAL TRANSCRIPT

TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

EVENT DATE/TIME: DECEMBER 06, 2018 / 2:00PM GMT

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DECEMBER 06, 2018 / 2:00PM GMT, TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

CORPORATE PARTICIPANTS

David A. Callaway TheStreet, Inc. - President, CEO & Director

Eric F. Lundberg TheStreet, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Kara Lyn Anderson B. Riley FBR, Inc., Research Division - Senior Analyst of Discovery Group

Mark Nicholas Argento Lake Street Capital Markets, LLC, Research Division - Head of Capital Markets & Senior Research Analyst

Michael John Grondahl Northland Capital Markets, Research Division - Head of Equity Research & Senior Research Analyst

PRESENTATION

Operator

Good day, and welcome to the Street.com Company Update Conference Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Eric Lundberg, Chief Financial Officer. Please go ahead, sir.

Eric F. Lundberg TheStreet, Inc. - CFO

Thank you very much, and good morning, everyone. I'm Eric Lundberg, TheStreet's Chief Financial Officer. The purpose of today's call is to elaborate on our recently announced agreement to sell our institutional business to Euromoney.

Joining me on the call today is David Callaway, our President and Chief Executive Officer. Dave and I will lead today's call with prepared remarks. We will not be using any slides to support today's conference call. After the conclusion of our remarks, we will open up the call for Q&A and try to wrap up the call within about 30 minutes.

Since some of our remarks today will concern our expectations of the future, they may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties as disclosed by TheStreet from time to time in its filings with the Securities and Exchange Commission.

As a result of these factors, our results may differ materially from those indicated or implied by such forward-looking statements. Further, given the nature of this call, investors are urged to read the proxy statement with respect to the proposed transaction and the other relevant documents filed with the SEC when they become available. You may seek -- obtain a free copy of such documents when they become available at the SEC website or from the website on our Investor Relations department at TheStreet.

Now let me turn the call over to Dave.

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DECEMBER 06, 2018 / 2:00PM GMT, TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

David A. Callaway TheStreet, Inc. - President, CEO & Director

Thank you, Eric. Good morning, folks. Those of you, who've listened to me on our calls and Eric on our calls and attended our speeches at conferences over the last couple of years, have known I've always evangelized the performance and promise of our institutional business. Today, we stamp the value on that promise. As you've seen in our release this morning, we announced the sale of our institutional businesses, BoardEx and The Deal, to Euromoney for $87.3 million. We were excited about this deal, believe the purchase price represents a significant return on our investment in these companies over the last 6 years.

Earlier this year, our Board of Directors began evaluating strategies to enhance stockholder value following the realignment of our capital structure last fall and the removal of a preferred overhang. This included taking a thorough and honest look at our mix of businesses and determining the best path forward to unlock the value we knew was in this portfolio.

To begin with the successful sale of our RateWatch business earlier this year, and after our due diligence, our board concluded that the Euromoney offer for BoardEx and The Deal is a financially attractive deal for stockholders as well as a great fit for these businesses that will provide size, scale and resources for their future growth as well as all of the employees who will be going over there. The Deal and BoardEx reported revenue of $23.8 million in 2017. Again, the sale was for $83.7 million -- $87.3 million, excuse me. Our institutional team, led by Jeff Davis, and including staff in New York; London; Washington, D.C.; San Francisco; Wisconsin and Chennai, India, will find a great new home at London-based Euromoney with an engaged leadership eager to invest in their future and combine their talents with their own. I myself have known Euromoney for more than 2 decades, having competed against them when I was a young journalist in London 25 years ago, and I know them to be a healthy financial and monster player in global markets.

Our board unanimously supports the deal following a recommendation of a special committee of the board and recommended stockholders approve the transaction at a special meeting of stockholders required under Delaware law for deals of this size. We'll provide you all with a detailed proxy statement in the next several weeks going over what we've been working on and which you'll then have a month or so to digest before we schedule a vote in the first quarter.

Our board is engaged in an ongoing review of our capital resources and expects to provide stockholders with a significant distribution of our cash on hand, including the substantial portion of the net proceeds from this sale. With respect to consumer, which includes the free website and the premium subscription businesses, including Jim Cramer's Action Alerts PLUS product, we were excited to focus on running the business as an ongoing public concern with improving financials and a dedicated board and management. At the same time, our board will continue to consider all strategic alternatives that will potentially maximize value for stockholders from the remaining consumer business. Given the reduction in size of our overall company following the closing of the institutional deal, we recognize the need to dramatically cut corporate and public company cost to achieve our ongoing long-term performance goals. As such, I've notified the board of my intention to step down as a board member and as Chief Executive Officer after the close of this transaction in the first quarter.

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DECEMBER 06, 2018 / 2:00PM GMT, TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

Now I'd like to turn the call back over to Eric, who, in addition to his duties as CFO, will also be taking on the role of CEO after my departure; and Margaret de Luna, the President of our Consumer business, who will step up as President and Chief Operating Officer of the remaining company once we do the institutional deal. Eric?

Eric F. Lundberg TheStreet, Inc. - CFO

Thanks, Dave. We are all excited about the proposed transaction. I'm also very excited about my new role and recommend Margaret to run the Consumer business. This deal is a great return on our investment and its structure sets up both businesses for future success. The transaction leaves us with our B2C business as Euromoney is taking the entire B2B business in full. It will be a clean break, and I encourage you to refer to the purchase agreement, which will be filed with the SEC for further details. As with the RateWatch transaction earlier this year, we expect to utilize our NOLs to cover any federal taxes resulting from the gain on sale of BoardEx and The Deal. As a result, we expect to have between $115 million to $120 million of total cash on hand. And as we've mentioned in our press release, we expect to return a significant portion of our cash to our shareholders. The entire management team at TheStreet is dedicated to ensuring a smooth transition through this sale process for all of our stakeholders. We will be working hard so that our operations in the newsroom, technology, marketing, sales in the back office continue without a hitch. As Dave mentioned, we'll be reducing our corporate and public company cost, reflecting the smaller size of the business. Our management team continues to focus on long-term profitability while also taking actions in the short term to bring overhead costs in line with our operations.

We're also focused on achieving and delivering growth in our consumer business. Our premium subscription earned revenue began growing in the third quarter of this year as we recently mentioned to you on our call. And more importantly, we are adding deferred revenue monthly now in that business. Our advertising business reflects our move away from the programmatic advertising, although we've been able to offset a good portion of that decline for profitably growing our events business. As evidenced in our third quarter results, our premium business continues to grow and we've continued to see improvements across many of our key metrics. Total new orders and total bookings for marketing are up. Website conversion rate is up year-over-year. More importantly, renewal rates are up over 70% through September this year compared to the mid-60s last year. And our paid count is up 10 months in a row.

With that, Margaret and I look forward to leading the company and continuing to provide exceptional coverage of the financial markets with a focus on growing our subscription revenue and expanding our events business.

And now with that, I'd like to turn the call back over to Dave.

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DECEMBER 06, 2018 / 2:00PM GMT, TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

David A. Callaway TheStreet, Inc. - President, CEO & Director

Thanks, Eric. As I look back on my term here at TheStreet for the last 2.5 years, I am filled with pride the amount we've accomplished in turning this company around and making it a better place to work for our employees and a better investment for our shareholders. We began growing BoardEx by double digits during this time. We significantly improved our subscription business, returned the subscription business into a positive growing entity, returned The Deal into a positive growing entity. And we established an events business on the consumer side that had a lot of promise in the years to come.

On the corporate side, we've been executing on our turnaround plan since the beginning. We enhanced our management team and our Board of Directors. We simplified our capital structure. We brought in great new investors. We've maximized the return to our stockholders through the sale of RateWatch and, now, The Deal and BoardEx.

Finally, we improved the journalism, my first love, with some of the best journalists in the industry, both young and old. That has been one of my most satisfying achievements. You'll all hear more from us as we prepare for the vote. Thank you for your time, and we look forward to answering your questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And today, we'll go ahead and take our first question from Mark Argento.

Mark Nicholas Argento Lake Street Capital Markets, LLC, Research Division - Head of Capital Markets & Senior Research Analyst

Dave, sorry to see you go, but it's definitely a good run. Just some quick questions around the NOLs. Eric, maybe you could refresh our memory on what the NOL levels are. It sounds like you think you got enough to cover the type of tax burden there. And then what does it leave you with when it's all said and done?

Eric F. Lundberg TheStreet, Inc. - CFO

Sure, Mark. Great question. So we have about $170 million of NOLs, [betterly] in the U.S. We have more in the U.K. We believe that's sufficient to cover any of the gains for our RateWatch sale and the sale of the institutional business, and we should still have NOLs on our balance sheet when we're done.

Mark Nicholas Argento Lake Street Capital Markets, LLC, Research Division - Head of Capital Markets & Senior Research Analyst

Got it. And then in terms of the media business going forward, I think, in the press release, you mentioned you're still looking at strategic alternatives there as well. What does that mean? Does that mean that business is for sale? Does that mean you're going to be looking at maybe buying businesses? What -- how should we think about that business going forward?

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DECEMBER 06, 2018 / 2:00PM GMT, TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

David A. Callaway TheStreet, Inc. - President, CEO & Director

Well, Mark, what our board looks at strategic, at alternatives; it looks at all of them, and there is obviously a lot of choices going forward. That's about all we can say right now because we're still in the process of looking, but it's important to remember that we intend while we're doing the strategic review to run this business and run it as a concern that will ultimately be profitable with Eric and Margaret running it. That's why we're going to reduce our corporate structure, and we're going to focus a lot more on the premium side of the business. So we want to make sure that in the event that the best alternative is to continue running it, we are prepared to do that. If something else comes up, obviously, the board will consider it.

Eric F. Lundberg TheStreet, Inc. - CFO

Yes, I would have said, Mark, we have a very healthy consumer business at this point, particularly the premium business, which we've now mentioned 3 quarters in a row has been turning. So I think we have a great opportunity there. But as a public company, we're always open if the price is right.

Mark Nicholas Argento Lake Street Capital Markets, LLC, Research Division - Head of Capital Markets & Senior Research Analyst

And the last question, in terms of, I think you also said that significant distribution of the capital kind of dovetails on my previous question. So if you think about -- you're going to obviously leave some amount of working capital and cash in the media business for it to continue to invest in the subscriptions and the opportunity to grow that business, any way to kind of put a finer point on what significant means in this scenario?

Eric F. Lundberg TheStreet, Inc. - CFO

Mark, we're still evaluating value and time on that question, but we stand by our comment that we expect to return a significant portion of the proceeds from both sales to our shareholders. But we're still looking at the best way and the best mechanisms to get that done. Yes, it's just way too early to put a value on that, Mark, but the intention is that shareholders will be rewarded.

Operator

We'll take our next question from Mike Grondahl.

Michael John Grondahl Northland Capital Markets, Research Division - Head of Equity Research & Senior Research Analyst

I'll also say congrats on the sale. It's a great price. As you guys referred to $115 million to $120 million of cash, I think 50 million shares, is that the right denominator to you? So roughly, you're going to either have $2.30 in cash or $2.40 in cash?

Eric F. Lundberg TheStreet, Inc. - CFO

Here in the ballpark, Mike, obviously, we disclose publicly the number of shares we have outstanding, which is in the 49 million right now, but we do have options in our issues. And depending upon total value that number could go up a touch. So -- but you're generally in the right direction.

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DECEMBER 06, 2018 / 2:00PM GMT, TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

Michael John Grondahl Northland Capital Markets, Research Division - Head of Equity Research & Senior Research Analyst

Got it. And then with the B2C business, pro forma, stand-alone, does that -- is it profitable? Does it burn a little bit of cash? How do we think about that entity where it's at right now?

Eric F. Lundberg TheStreet, Inc. - CFO

Yes, it's a great question. The premium business, as we said to you in the past, has been a key performer for the company. But we've also said we are subscale in terms of the size of our organization to cover all of the public company costs and the overhead costs. So we are turning our attention to working feverishly on a 2019 strategic plan and operating plan to rationalize the cost base. I'm not yet prepared to give you an exact amount on that, but rest assured we are turning our full attention to delivering the best optimal value to our shareholders.

Michael John Grondahl Northland Capital Markets, Research Division - Head of Equity Research & Senior Research Analyst

Sure. And Eric, I appreciate that, but are we talking like $5 million in losses a year stand-alone before you kind of attack it? And you think you can get it down to a couple million? I mean, how big is the delta?

Eric F. Lundberg TheStreet, Inc. - CFO

I mean, directionally, you're correct. But as I said we haven't finished putting together an operating plan. I'd hate to give you a number and not be correct. That would be against my better judgment. But we pledge to you, Mike and the rest of our shareholders, to deliver a stronger business that we possibly can.

Michael John Grondahl Northland Capital Markets, Research Division - Head of Equity Research & Senior Research Analyst

Got it. And I'll maybe try one more way. I mean, what is...

Eric F. Lundberg TheStreet, Inc. - CFO

Bless you, Mike.

Michael John Grondahl Northland Capital Markets, Research Division - Head of Equity Research & Senior Research Analyst

What are the odds that at some point during -- any quarter during 2019 that it can be breakeven?

Eric F. Lundberg TheStreet, Inc. - CFO

Mike, that's a great question. I wish I could give you a more firm answer. We are in the midst of our budget. I'm yet to show it to our Board of Directors. I'm not sure at this point in time I'm prepared to tell you and the rest of our investors before our board has approved a budget for us.

Michael John Grondahl Northland Capital Markets, Research Division - Head of Equity Research & Senior Research Analyst

Fair enough. Guys, congrats, and Dave, great job. Wish you all the best.

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DECEMBER 06, 2018 / 2:00PM GMT, TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

David A. Callaway TheStreet, Inc. - President, CEO & Director

Thanks, buddy.

Operator

We'll take our next question from Kara Anderson.

Kara Lyn Anderson B. Riley FBR, Inc., Research Division - Senior Analyst of Discovery Group

 So most of my questions have been asked, but I did want to touch on the transaction itself a bit, so you can talk it all about how long the discussions have been taking place and whether or not there was other interests from other potential buyers?

David A. Callaway TheStreet, Inc. - President, CEO & Director

So Kara, the board has been in an ongoing strategic review since we took out the TCV preferred. The first priority was that the RateWatch sale, and then we began quite soon after that sale to start to look at alternative for the rest of the business and institutional. And with a lot of discussions, a lot of different directions that the board talked about and then things started to heat up kind of near the end of the summer stuff, and Euromoney emerged as a leader in the -- with its offer.

Kara Lyn Anderson B. Riley FBR, Inc., Research Division - Senior Analyst of Discovery Group

And I guess, just another question, whether or not there was consideration or interest for the entire company? And when we look at the B2C business going forward, how strong that might stand as the stand-alone candidate for acquisition?

David A. Callaway TheStreet, Inc. - President, CEO & Director

We looked at all sorts of alternatives, Kara. These are really 2 different businesses, but we looked at every alternative that you can imagine and this one was the best for the shareholders with the Euromoney offer. So there are plenty -- there is immediate business that the consumer lives in, the consumer world lives in. It's a very active business, a very inquisitive business, and we've no doubt that we'll look at some interesting opportunities, including running it as a stand-alone.

Eric F. Lundberg TheStreet, Inc. - CFO

We're very excited about that opportunity, Kara. Margaret has turned that business around and her team significantly in the last year as we talked about previously on our last 3 quarters calls. So I think that's a great alternative for us.

Operator

We have no further questions at this time. So I will turn the call back to Dave Callaway for final remarks today.

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DECEMBER 06, 2018 / 2:00PM GMT, TheStreet Inc Enters into Agreement to Sell its Institutional Business (The Deal and BoardEx) to Euromoney Institutional Investor PLC

David A. Callaway TheStreet, Inc. - President, CEO & Director

Thank you, operator. Yes, I want to -- since this will be the last call that I'm going to be on most likely, I want to thank you all for the 2.5 years of listening to my spiel every quarter. I'm really, really proud of everything we've done and the team I have here at the conference room table to senior management team and the team we have out in the newsroom in New York; in London; in Chennai; in Washington, D.C.; San Francisco; and Wisconsin, great group of people. Although we announced a significant milestone in our history today, we've got a lot of work to do. We've got to get the proxy to you. We've got to get the vote going. We haven't closed yet and, therefore, that means I'm still around. So I'll look forward to chatting with all of you at some point, formally or informally, and spending the rest of the time with my team getting this deal done. Thank you very much, and we will talk to you later.

Operator

This does conclude today's program. Thank you for your participation. You may disconnect at any time.

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